Exhibit 10.3

WEJCO, Inc.
P.O. Box 99
Rising Star, Texas 76471
Phone 254 6433004    Fax 254 6432107

04/14/10

Allan Millmaker
Alamo Energy
10497 Town & County Way, Ste. 310
Houston, Texas 77024

RE: Participation Agreement
Duffer Re-entry, Hubbard H-1 well
Brown County, Texas

Dear Allan:

When properly executed by you, this Participation Agreement will evidence the agreement made and entered into between WEJCO Exploration and Production, hereinafter referred to as 'WEJCO" and Alamo Energy, hereinafter referred to as "Participant", setting forth the terms and conditions under which WEJCO has agreed to sell and assign to Participant, subject to the burdens and reservations outlined in Paragraph I and VI herein below, an undivided twenty percent, (20%), working interest in the leasehold estate as described in Exhibit "A" attached hereto and made a part hereof; and a working interest in the Duffer Re-entry Prospect, Hubbard H-1 well, (Prospect), that is located in Brown County, Texas. An Area of Mutual Interest ("AMI") is limited to a half mile radius surrounding the Prospect acreage. All exhibits attached hereto shall be made a part hereof for all purposes.

   I. Participant Interest Acquisition:   Enclosed herewith, WEJCO has submitted an invoice for your proportionate share of the geologic, land and seismic costs attributed to this prospect in the amount of $18,050; (20% x $90,250). WEJCO will provide an estimate of your share of the total Costs for the initial re-entry well in a detailed Authority for Expenditure (AFE), which will follow, once all interest is placed. Participant shall then pay to WEJCO (the Operator), your proportional share of that total Drilling and Completion costs, being twenty five percent, 20% x 1.25 = 25% working interest), to earn fifteen point six percent net revenue interest, (20% x 78% NRI = 15.6%) in the unit. This second invoice for the AFE will be due no later than thirty (30) days prior to the re-entry date and shall be paid by Participant in the form of a check made payable and delivered to the Operator.

    It is understood that on the initial re-entry well drilled on the acreage, Participant shall bear a carried working interest burden in favor of WEJCO in the amount of twenty percent (20%) of eight eighths (8/8ths) of the working interest as to all costs incurred through completion and or plugging and abandonment in the event said well is a dry hole. All other costs thereafter shall be borne proportionately by WEJCO and Participant in accordance with the Model Form Operating Agreement and Copas circulated by the Operator.

   II. Initial Well:    WEJCO and Participant have agreed to re-enter the Hubbard H-1, to a depth of approximately 3400 feet or to a depth that will adequately tests the Lower Duffer Series; at a legal location within the boundaries of the William English Survey, Brown County, Texas in accordance with the terms and conditions herein.

    Operator hereby agrees to commence, or cause to be commenced, operations for the Initial Well as soon as practical after all interest has been placed and all funds have been received; and once operations are commenced, to prosecute the same with due diligence and in a good and workmanlike manner to a depth as the joint owners may deem necessary to adequately test the previously mentioned Duffer Series as shown in the well log of the Wejco #H1
Hubbard well, provided to the Participant. Such well shall be evaluated in accordance with reasonable and prudent Operator standards. Operator will manage all engineering services, including drilling and work over rigs, logging, cementing, perforating and any testing of the Initial Well and any Subsequent Wells drilled on the lease and included within the Prospect AMI.

    III. SUBSTITUTE WELL: If, in the drilling of the Initial Well provided for above, or any substitute therefore, Operator shall encounter conditions, substances or mechanical failure or difficulty which renders further drilling operations impracticable or unreasonably hazardous in the judgment of the joint owners, then Operator shall have the right but not the obligation to abandon such operations and commence the drilling of a Substitute Well at a mutually acceptable location on or before ninety (90) days from such abandonment and upon the commencement of such Substitute well, said operations, for all purposes hereunder, shall be considered as a replacement of the drilling operations of the Initial Well. Furthermore, Operator's failure to reach Total Depth in the Initial Well or Substitute Well shall not result in damages to Operator or Operator's agents.

    IV. WELL INFORMATION: Operator shall furnish daily reports by telephone, fax or email covering the preceding twenty-four (24) hours, advising of the shows of oil and/or gas encountered and the results of all testing and completion operations, and shall furnish Participant with sufficient notice prior to the running of any logs, or tests so that Participant and/or its agents may be present for such operations, if Participant so desires. Additionally, Operator shall furnish Participant one (1) copy of all logs, and one (1) copy of test results, test charts, and Texas Railroad Commission forms and reports filed in connection with the drilling and completion or plugging and abandonment of the Initial Well or Substitute Well drilled on the Leases and included within the Prospect AMI.

   V. OPERATING AGREEMENT: Except as otherwise set forth herein, the rights and obligations agreed to by WEJCO and Participant and all operations shall be governed and controlled by the AAPL FORM 610-1989 MODEL FORM OPERATING AGREEMENT in which WEJCO is to be designated as the Operator. In the event a conflict or ambiguity should develop between the terms and conditions of such Operating Agreement and this Agreement, then the terms and conditions of this Agreement shall prevail and control.

   VI. ASSIGNMENT: Simultaneously with the Participant paying its share of the estimated costs associated with the drilling of the Initial Well to contract depth, WEJCO shall assign to Participant with warranty of title by, through and under WEJCO only; twenty percent, (20%); of the undivided interest in the Leases with all rights acquired within the AMI, to all depths, excepting only the current producing units described in Exhibit "A". Participant will be delivered a seventy-eight percent, (78%), net revenue interest in the unit, proportionately reduced to the actual interest acquired.

   VII LAND AND LEGAL: Any additional run sheets, title opinions, leases, brokerage fees, and outside attorney's fees incurred and required to secure clear title prior to the drilling of the Initial Well and any Subsequent Well(s), and any costs associated with the preparation of any Division Order Title Opinion shall be billed to the joint account.

   VIII. NOTICES: All notices, reports and other communications required or necessary by the terms of this Agreement shall be deemed served and addressed if sent by regular mail, overnight express mail, fax, delivery in person or courier service at the addresses stated herein below. Either party may change addresses by giving prior written notice to the other. Until further notice, the addresses of the parties to this Agreement are as follows:

WEJCO, INC. Mr. Wayne E. Jones P. O. Box 99 Rising Star, Texas 76471 Office: (254) 643-3004 Fax: (254) 643-2107 Cell: (254) 433-3285 Email: waynej@wejco-online.com

Alamo Energy Allan Millmaker, CEO 10497 Town & Country Way, Ste. 310 Houston, Texas 7024 Phone (832)2004832 Fax (713)4648381 E-mail allan@alamoenergycorp.com

   IX. MISCELLANEOUS PROVISIONS:

    1. Participant acknowledges that any and all interest in the Leases, the re-entry well or any Subsequent Well(s) acquired by it hereunder is taken subject to the terms, conditions, reservations, exceptions and provisions of the following:

       a. The Oil, Gas and Mineral Leases (the "Leases") described in Exhibit "A" attached hereto, as well as any amendments, extensions or renewals thereto;

    2. Participant specifically assumes its proportionate share of the risk of description, title, and the condition of the Leases.

    This Participation Agreement shall be considered effective and closed upon the execution by both parties of this instrument. Upon the execution of this Agreement, Participant will be deemed to have assumed and agreed to bear its proportionate share of the duties and obligations set forth in the Operating Agreement.

    This Agreement shall not create any mining partnership, commercial partnership, or other partnership, relationship or joint venture, and the responsibilities of each of the parties hereto shall be several and not joint.

    This Agreement is entered into in the State of Texas, and all matters relating to the validity, construction, interpretation and performance hereunder shall be determined in accordance with the laws of the State of Texas. It is further understood and agreed between the parties hereto that the payments due hereunder shall be payable to WEJCO Exploration and Production in Rising Star, Texas. Venue for any cause of action of whatsoever nature arising hereunder is hereby fixed in Eastland County, Texas.

    The provisions hereof shall extend to and be binding upon the parties hereto, their respective successors and assigns, and any transfer or assignment of the interests hereunder shall be expressly subject to the terms and provisions of this Agreement.

    If this Agreement correctly states your understanding of our agreement, please signify your acceptance and approval by executing and returning one (1) original signature page of this Participation Agreement to WEJCO, and your check in payment of the enclosed invoice.

Sincerely,

WEJCO, INC.

/s/ Wayne E. Jones
Wayne E. Jones
President

Alamo Energy

ACCEPTED AND AGREED TO THIS
16 DAY OF APRIL 2010

/s/ Allan Millmaker
By: Allan Millmaker, CEO

EXHIBIT "A"

To that certain Operating Agreement, by and between WEJCO, INC. ("Operator") and Alamo Energy, as ("Non-Operator"), covering lands identified as the Hubbard #I-H Re-entry, Brown County, Texas.

    1. Description of Lands Subject to this Agreement: Those certain lands identified below
    2. Restrictions, if any. as to Depths, Formations or Substances: All depths, with the exception of those listed below.
    3. Parties to Agreement witb addresses and telephone numbers for notice purposes:

PARTIES	WORKING INTEREST

	Purchased	Actual W.I.	Net R.I.

Alamo Energy 10497 Town & Country Way, Ste. 310 Houston, Texas 77024 Off: (832) 2004832 Fax: (713) 4648381 Email: allan@alamoenergycorp.com	20%	25%	15.6%
Wayne E. Jones Wejco, Inc. P.O. Box 99 30 I County Road 292 Rising Star, Texas 76471 Phone: 254 643 3004 Fax: 254 643 2107 Cell: 254 433 3285 E-mail: waynej@wejco-online.com	20% (carry)	0%	15.6%

Others	60%	75%	46.8%
	_________	________	________
	100.00%	100.00%	78%

   4. Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement:

Lease	Date	Gross Acres	Book	Page	Lease
Jack D. Hubbard	10/31/03	453:47	1500	295	7919

    SAVE AND EXCEPT THE FOLLOWING TRACTS OF LANDS AND DEPTHS:

1) That 20 acres in the form ofa square around the WEJCO, INC. Hubbard Lease, Wen No.2 (Api # 42-04930617) insofar and only insofar as this 20 acres covers and includes the surface to the base of the Caddo limestone formation at a depth of approximately 2300'.
2) That 20 acres in the form ofa square around the WEJCO, Inc., Hubbard Lease, Wen No.3 (Api # 42-04931017) insofar and only insofar as this 20 acres covers and includes the surface to the base of the Blake Sand Formation at a depth ofapproximately 1200'.
3) That 20 acres in the form of a square around the WEJCO, INC., Hubbard Lease Wen No.4 (Api # 42-04931369) insofar and only insofar as this 20 acres covers and includes the surface to the base of lhe Marble Fans Limestone Formation at a depth ofapproximately 2900'.